Exhibit 99.1
Repros Therapeutics Inc. Initiates a Comparative Phase 2b Study of Oral Androxal® as
Compared to Topical Testim® Examining Effects on Male Fertility and Testicular
Function
Provides Guidance on Proellex Endometriosis Phase 2 Data and Initiation of Androxal Phase 2b
Study for the Treatment of Hyperglycemia
THE WOODLANDS, Texas—(BUSINESS WIRE) June 30, 2008—Repros Therapeutics Inc. (NasdaqGM:RPRX) reported today that the clinical sites have been initiated for its Phase 2b clinical study monitoring the effects of Repros’ oral drug Androxal® on male fertility and testicular function in patients being treated for low testosterone as compared to Testim®, a popular marketed topical testosterone medication. Enrollment of the 24 patients will commence at two sites in the New York City area shortly. The study is being conducted by Dr. Jed Kaminetsky in New York City and Dr. Michael Werner in Purchase, NY.
All subjects will have been previously diagnosed with secondary hypogonadism and treated with topical testosterone for at least 6 months but not more than 2 years. Patients will be instructed to discontinue their topical testosterone use and return to the clinic within 7 to 21 days. If their morning testosterone is <300 ηg/dl, they will be randomized to either Androxal or Testim. Patients will be treated for 6 months with results assessed at both the 3 and 6 month time points.
The primary endpoints for the study will be the change in semen volume, sperm count and motility from baseline comparing the Androxal and Testim groups. Secondary endpoints will consist of changes in pituitary hormones as well as testosterone.
In a previous 6 month study, Androxal has been shown to normalize testicular function and be non-inferior to the leading prescribed topical testosterone medication Androgel®. In that study, a once-daily oral dosage of 25 mg Androxal yielded a statistically significant improvement in morning testosterone as compared to Androgel (p=0.0009). In that same study Androxal showed statistically significant differences in pituitary hormones that are drivers of testicular function as well as testicular size, a surrogate of spermatogenesis.
Joseph S. Podolski commented, “In our previously completed Androxal study, over 30% of our men were less than 50 years of age. There were as many men in their 40’s as there were in their 60’s and the youngest man was 18. It was illuminating that in this clinical trial less than 5% of the 600 patients screened were characterized as having primary testicular failure as determined by elevated LH, the pituitary hormone responsible for driving the testicular production of testosterone. Men with secondary hypogonadism respond to the administration of exogenous testosterone with suppression of the pituitary hormones responsible for the production of testosterone and spermatogenesis, thus impairing fertility further. We believe that Androxal can provide an effective option for men with low testosterone who wish to preserve their fertility.” He further commented, “Our goal is to request an end of Phase II meeting with the FDA once this study is completed before moving into Phase III studies.”
Proellex and Androxal Guidance
Proellex
The data base to review the initial interim data for our current Phase 2 clinical study with Proellex for the treatment of endometriosis is scheduled to be locked during the first week of July. This data will then be disseminated as soon as possible and is expected to be available in mid July. The interim analysis will be done using the modified Biberoglu and Behrman Symptom Severity Scale. This modification was requested by the FDA and is being utilized in the study as the Mean Endometriosis Symptom Severity Scale.
Androxal
Repros submitted a White Paper to the Division of Reproductive and Urology Products in April 2008 which demonstrated that there was a statistically significant reduction in fasting plasma glucose and a higher response rate in subjects with a plasma glucose of ≥105 mg/dL who were treated on Androxal as compared with the placebo or Androgel-treated subjects. Repros requested a Type C meeting with the FDA which would involve both the reviewing division and the Division of Metabolic and Endocrine Products. The White Paper is still under review by the FDA and a meeting date is to be determined. The purpose of the submission was to request an additional indication for Androxal in the management of subjects who have secondary hypogonadism associated with hyperglycemia. Repros is proceeding with a study at an academic endocrinology center to prospectively confirm the observation of glucose reduction in men with secondary hypogonadism who have associated hyperglycemia. This study is expected to begin following the FDA meeting.
About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447